     As filed with the Securities and Exchange Commission on August 28, 2001
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              WELLS FARGO & COMPANY
               (Exact name of registrant as specified in charter)

                 Delaware                                     6712                                    41-0449260
     (State or other jurisdiction of               (Primary Standard Industrial                      (IRS Employer
      incorporation or organization)               Classification Code Number)                   Identification Number)



                              420 Montgomery Street
                         San Francisco, California 94163
                                 (800) 411-4932
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Wells Fargo & Company
                              420 Montgomery Street
                         San Francisco, California 94163
                                  415-396-6019
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                                Robert J. Kaukol
                                 Senior Counsel
                              Wells Fargo & Company
                          1740 Broadway, 12/th/ Floor
                             Denver, Colorado 80274
                                 (303) 863-2731

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]


                                              CALCULATION OF REGISTRATION FEE
========================================= ================== ======================= ======================= ==============

                                                                 Proposed Maximum        Proposed Maximum        Amount Of
           Title Of Securities               Amount To Be         Offering Price            Aggregate          Registration
            To Be Registered                  Registered            Per Share             Offering Price            Fee
----------------------------------------- ------------------ ----------------------- ----------------------- --------------
    Common stock, $1-2/3 par value(1)        10,000,000(2)          $47.31(3)              $473,100,000         $118,275(4)

========================================= ================== ======================= ======================= ==============

(1) Each share of common stock includes one preferred stock purchase right. Pursuant to Rule 416, this registration statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 429, the registrant is carrying forward to this registration statement shares of common stock (and associated preferred stock purchase rights) previously registered on registration statement number 333-53219. The registrant paid a registration fee for these shares at the time of filing.
(3) Determined in accordance with Rule 457(h) based on the average of the high and low sales prices of Wells Fargo common stock for August 21, 2001, as reported on the New York Stock Exchange.
(4)  Based on .000250 of the proposed maximum aggregate offering price.

     The prospectus included in this registration statement is a combined prospectus relating to the shares of common stock registered hereby and to shares of common stock registered on registration statement number 333-53219 to the extent such previously registered shares have not been issued as of the effective date of this registration statement. As of the date of filing of this registration statement, there were 5,297,664 shares of common stock available for issuance under the earlier filed registration statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                       Preliminary - Subject to Completion
                              WELLS FARGO & COMPANY

                        15,297,664 Shares of Common Stock


     We are offering these shares in exchange for the assets or securities of banks and other businesses that we or our subsidiaries may acquire from time to time. We may also issue these shares upon exercise of options, warrants and similar securities that we issue or assume in these acquisitions.

     We generally determine the specific terms of an acquisition through negotiations with the owners or the persons who control the business, assets or securities to be acquired. These terms include the number of Wells Fargo shares we will issue in the acquisition or a formula to determine that number. We may structure an acquisition in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries.

     We expect the price of shares issued in an acquisition to be related to their market price, either when we agree to the acquisition, when we issue the shares or during some other negotiated period.

     Once we know the actual information about a specific acquisition, we may provide further information by means of a post-effective amendment to the registration statement of which this prospectus is a part or by means of a supplement to this prospectus.

     We are paying all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

     Our common stock trades on the New York and Chicago Stock Exchanges under the symbol WFC. On __________, 2001, our stock closed at $_____ a share. The price of our stock fluctuates, and it is impossible to predict the price at which it will trade in the future.

     This prospectus provides important information about Wells Fargo. Please read it carefully and completely. You can find more information on us in documents filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page ___.

                                ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              ------------------


[GRAPHIC APPEARS HERE]



                 Prospectus dated _______________________, 2001

                             ADDITIONAL INFORMATION

     This prospectus incorporates important business and financial information about Wells Fargo that is not included in or delivered with this prospectus. See "Where You Can Find More Information" on page __ of this prospectus for a list of the documents that we have incorporated into this prospectus.

     The documents are available to you without charge through the Securities and Exchange Commission website at http://www.sec.gov or from Wells Fargo upon written or oral request made as follows:

                               Corporate Secretary
                              Wells Fargo & Company
                                  MAC N9305-173
                               Sixth and Marquette
                          Minneapolis, Minnesota 55479
                                 (612) 667-8655

     To ensure timely delivery of the requested information, you should make your request at least five business days before the date you must make your investment decision.

                                TABLE OF CONTENTS

WELLS FARGO & COMPANY..........................................................................................   1
   General.....................................................................................................   1
   Management and Additional Information.......................................................................   1
   Information on Our Website..................................................................................   1
FORWARD-LOOKING STATEMENTS.....................................................................................   2
USE OF PROCEEDS................................................................................................   2
REGULATION AND SUPERVISION.....................................................................................   3
   Introduction................................................................................................   3
   Regulatory Agencies.........................................................................................   3
   Bank Holding Company Activities.............................................................................   4
   Dividend Restrictions.......................................................................................   5
   Holding Company Structure...................................................................................   5
   Capital Requirements........................................................................................   6
   Deposit Insurance Assessments...............................................................................   8
   Fiscal and Monetary Policies................................................................................   9
   Privacy Provisions of Gramm-Leach-Bliley Act................................................................   9
   Future Legislation..........................................................................................   9
WELLS FARGO CAPITAL STOCK......................................................................................  10
   Wells Fargo Common Stock....................................................................................  10
   Wells Fargo Preferred Stock.................................................................................  11
   Wells Fargo Rights Plan.....................................................................................  12
CERTAIN STOCKHOLDER RIGHTS.....................................................................................  15
   Size of Board of Directors..................................................................................  15
   Cumulative Voting...........................................................................................  15
   Classes of Directors........................................................................................  16
   Qualifications of Directors.................................................................................  16
   Filling Vacancies on the Board..............................................................................  16
   Removal of Directors........................................................................................  16
   Nomination of Directors for Election........................................................................  16
   Anti-Takeover Provisions....................................................................................  16
   Stockholder Rights Plan.....................................................................................  17
   Stockholder Action Without a Meeting........................................................................  17
   Calling Special Meetings of Stockholders....................................................................  17
   Submission of Stockholder Proposals.........................................................................  17
   Notice of Stockholder Meetings..............................................................................  18
   Stockholder Vote Required for Mergers.......................................................................  18
   Dividends...................................................................................................  18
   Dissenters' Appraisal Rights................................................................................  19
   Stockholder Preemptive Rights...............................................................................  19
   Stockholder Class Voting Rights.............................................................................  19
   Indemnification.............................................................................................  19
   Limitations on Directors' Liability.........................................................................  20
   Amendment of Certificate of Incorporation...................................................................  21
   Amendment of Bylaws.........................................................................................  21
PRICE RANGE OF COMMON STOCK AND DIVIDENDS......................................................................  22
EXPERTS........................................................................................................  22
OPINIONS.......................................................................................................  23
WHERE YOU CAN FIND MORE INFORMATION............................................................................  23
   SEC Filings.................................................................................................  23
   Registration Statement......................................................................................  23
   Documents Incorporated by Reference.........................................................................  23

                             WELLS FARGO & COMPANY

General

     Wells Fargo is a diversified financial services company. Through our subsidiaries and affiliates, we provide retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     At June 30, 2001, we had consolidated total assets of about $290 billion, consolidated total deposits of about $178 billion and stockholders' equity of about $27 billion. Based on assets at June 30, 2001, we were the fourth largest commercial banking organization in the United States.

     We expand our business in part by acquiring banking institutions and other companies engaged in financial services. We continue to explore opportunities to acquire banking institutions and other companies that we are permitted to acquire under applicable law as a financial holding company. We are continually in discussions regarding possible acquisitions. We cannot predict whether, or on what terms, such discussions will result in any acquisitions. Our policy is not to comment on discussions or a possible acquisition until a definitive agreement has been signed.

     We are a legal entity separate and distinct from our bank and nonbank subsidiaries. As a result, our right--and thus the right of our creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in our capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of our revenues are dividends and fees from our subsidiaries. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" on page ___ for a discussion of the restrictions on our subsidiary banks' ability to pay dividends to us.

     Our executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and our telephone number is (800) 411-4932.

Management and Additional Information

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000. Our Annual Report on Form 10-K for the year ended December 31, 2000 is one of the documents that is incorporated by reference into this document. See "Where You Can Find More Information" on page ___.

Information on Our Website

     Information on our Internet website or on the website of any of our subsidiaries is not part of this prospectus, and you should not rely on that information unless that information is also in this prospectus or in a document that is incorporated by reference into this prospectus.

                          FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated by reference into this prospectus, may contain forward-looking statements about Wells Fargo, including one or more of the following:

     . projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

     . descriptions of plans or objectives of our management for future operations, products or services;

     .   forecasts of our future economic performance;

     . descriptions of assumptions underlying or relating to any of the foregoing.

     Forward-looking statements discuss matters that are not facts. Because they discuss future events or conditions, forward-looking statements often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," or future or conditional verbs such as "can," "could," "may," "should," "will," "would" or similar expressions.

     Do not unduly rely on forward-looking statements. They give our expectations and are not guarantees. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond our control--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made, and we might not update them to reflect changes that occur after that date.

     For a discussion of some of the factors that could cause actual conditions, events or results to differ from our expectations, refer to our reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and our Annual Report on Form 10-K for the year ended December 31, 2000, including information incorporated into the Annual Report from our 2000 Annual Report to Stockholders. See "Where You Can Find More Information" on page
__.


                                 USE OF PROCEEDS

         We will receive no proceeds from the offering of these shares other than the value of the assets and securities acquired by us in the acquisitions.

                          REGULATION AND SUPERVISION

     To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

Introduction

     Wells Fargo, its bank subsidiaries and many of its nonbank subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole, and not to protect security holders.

     Applicable laws and regulations could restrict our ability to diversify into certain areas of financial services, acquire depository institutions, and pay dividends on our capital stock. They could also require us to provide financial support to one or more of our subsidiary banks, maintain capital balances in excess of those desired by management, and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

     Additional information about the regulation and supervision of Wells Fargo is contained in our annual and quarterly reports filed with the SEC. See "Where You Can Find More Information" on page ___.

Regulatory Agencies

     Parent Bank Holding Company. Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 (the Bank Holding Company Act) and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board).

     Subsidiary Banks. Our national bank subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Our state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by their respective state banking departments.

     Nonbank Subsidiaries. Many of our nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Our brokerage subsidiaries are regulated by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state securities regulators. Our insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

     "Financial in Nature" Requirement. As a bank holding company that has elected also to become a financial holding company pursuant to the Bank Holding Company Act of 1956, we may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or are incidental or complementary to activities that are financial in nature. "Financial in nature" activities include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines from time to time to be financial in nature or incidental to such financial activity or is complementary to a financial activity and does not pose a safety and soundness risk. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities as determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     No Federal Reserve Board approval is required for us to acquire a company (other than a bank holding company, bank or savings association) engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before we may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association.

     If any Wells Fargo subsidiary bank ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order us to divest the subsidiary bank. Alternatively, we may elect to conform our activities to those permissible for a bank holding company that is not also a financial holding company. If any Wells Fargo subsidiary bank receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, we will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

     Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

     The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States were permitted for a period of time to opt out of the interstate merger authority provided by the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state. We will be unable to consolidate our banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

     Regulatory Approval. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

     Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that our bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank are limited to the lesser of the bank's undivided profits and the bank's retained net income for the current year plus its retained net income for the preceding two years (less any required transfers to capital surplus) up to the date of any dividend declaration in the current calendar year. Our state-chartered subsidiary banks also are subject to state regulations that limit dividends.

     Federal bank regulatory agencies have the authority to prohibit our subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of our subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

     Transfer of Funds from Bank Subsidiaries. Our bank subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to us and our nonbank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a bank subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Moreover, loans and extensions of credit to affiliates generally are required to be secured in specified amounts. A bank's transactions with its nonbank affiliates are also generally required to be on arm's-length terms.

     Source of Strength Doctrine. Under current Federal Reserve Board policy, we are expected to act as a source of financial and managerial strength to each of our subsidiary banks and, under appropriate circumstances, to commit resources to support each subsidiary bank. This support could be required at times when we might not have the resources to provide the support. The OCC may order the assessment of Wells Fargo if the capital of one of its national bank subsidiaries were to become impaired. If we failed to pay the assessment within three months, the OCC could order the sale of its stock in the national bank to cover the deficiency.

     Capital loans from us to any of our subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo, with respect to any extensions of credit they have made to such insured depository institution.

     Liability of Commonly Controlled Institutions. All of our banks are insured by the FDIC. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

     General. We are subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

              Core ("Tier 1")             Supplementary ("Tier 2")            Market Risk ("Tier 3")
                  Capital                         Capital                             Capital
                  -------                         -------                             -------
     .   Common equity                    among other items:                 .   qualifying unsecured
                                                                                 subordinated debt
     .   Retained earnings                .    perpetual preferred
                                               stock not meeting the Tier
     .   Qualifying noncumulative              1 definition
         perpetual preferred stock
                                          .    qualifying mandatory
     .   a limited amount of                   convertible securities
         qualifying cumulative
         perpetual preferred stock at     .    qualifying subordinated
         the holding company level             debt

     .   minority interests in            .    allowances for loan and
         equity accounts of                    lease losses, subject to
         consolidated subsidiaries             limitations

     .   less goodwill, most
         intangible assets and certain
         other assets

     Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At June 30, 2001, Wells Fargo met both requirements, with Tier 1 and total capital equal to 6.95% and 10.48% of its respective total risk-weighted assets.

     Federal Reserve Board, FDIC and OCC rules require Wells Fargo to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. Our leverage ratio at June 30, 2001 was 5.97%.

     The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

     Our bank subsidiaries are subject to similar risk-based and leverage capital requirements adopted by their applicable federal banking agencies. Our management believes that all of our subsidiary banks meet all capital requirements to which they are subject.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described below under " --Federal Deposit Insurance Corporation Improvement Act of 1991."

     Federal Deposit Insurance Corporation Improvement Act of 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the FDICIA), among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. The FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     We believe that, as of June 30, 2001, each of our significant bank subsidiaries was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

Deposit Insurance Assessments

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of our depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the

BIF assessment rate could have a material adverse effect on our earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of our subsidiary depository institutions could have a material adverse effect on our earnings, depending on the collective size of the particular institutions involved.

     All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

Fiscal and Monetary Policies

     Our business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on our earnings.

Privacy Provisions of Gramm-Leach-Bliley Act

     Federal banking regulators, as required under the Gramm-Leach-Bliley Act ("GLB Act"), have adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. It is not possible at this time to assess the impact of the privacy provisions on our financial condition or results of operations.

Future Legislation

     Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Wells Fargo and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Wells Fargo or any of its subsidiaries.


                           WELLS FARGO CAPITAL STOCK

     If you become a Wells Fargo stockholder, your rights will be governed by Delaware law, our restated certificate of incorporation and our bylaws. The following summarizes the material terms of our capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and our restated certificate of incorporation and bylaws and the rights agreement, dated as of October 21, 1998, between us and ChaseMellon Shareholder Services, L.L.C., as rights agent, relating to rights to purchase shares of our Series C Junior Participating Preferred Stock.

     A copy of our restated certificate of incorporation is attached as an exhibit to our Current Report on Form 8-K dated June 28, 1993. Amendments to our restated certificate of incorporation are attached as exhibits to our Current Report on Form 8-K dated July 3, 1995 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and March 31, 2001. A copy of our bylaws is attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999. A copy of the rights agreement is attached as an exhibit to our registration statement on Form 8-A dated as of October 21, 1998. Our restated certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this document.

Wells Fargo Common Stock

     We are authorized to issue six billion shares of common stock, par value $1-2/3 per share. At June 30, 2001, there were 1,713,387,456 shares of our common stock outstanding. All of the issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock are not entitled to any preemptive rights.

     Voting and Other Rights. The holders of our common stock are entitled to one vote per share, and in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. However:

     . Our restated certificate of incorporation may be amended only if the proposed amendment is approved by our board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

     . Our stockholders may amend our bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

     . With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve a merger or consolidation involving us or the sale, lease or exchange of all or substantially all of our corporate assets.

     Directors are elected by a plurality of the votes cast, and our stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of our common stock entitled to vote in any election of directors of Wells Fargo may elect all of the directors standing for election. Our board is not classified.

     Assets Upon Dissolution. In the event of liquidation, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.

     Distributions. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     As a bank holding company, our ability to pay distributions will be affected by the ability of our bank subsidiaries to pay dividends. The ability of our bank subsidiaries, as well as our ability, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" on page ___ for a more detailed description.

     Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

     Preferred Share Purchase Rights. Each issued share of our common stock includes a Series C Junior Participating Preferred Stock purchase right. See "--Wells Fargo Rights Plan" below.

Wells Fargo Preferred Stock

     Our restated certificate of incorporation currently authorizes the issuance of 20 million shares of preferred stock without par value and four million shares of preference stock without par value. At June 30, 2001, there were 5,680,110 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding.

     Our board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20 million shares of preferred stock and four million shares of preference stock are outstanding at any one time.

     Our board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of stockholders.

     Our board has designated four million shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the rights agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this document. See "--Wells Fargo Rights Plan" below.

Wells Fargo Rights Plan

     On October 21, 1998, our board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the rights agreement.

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of our common stock or (2) ten business days (or a later date as may be determined by action of our board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of our common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the our common stock certificates outstanding as of November 23, 1998, by a Wells Fargo common stock certificate with a copy of the summary of rights, attached to the rights agreement as Exhibit C, attached to the certificate.

     The rights agreement provides that, until the distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of our common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of our common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of our common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by us, in each case, as described below.

     The purchase price payable, and the number of shares of our Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series C Junior Participating Preferred Stock;

     . upon the grant to holders of the Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Series C Junior Participating Preferred Stock at a price, or securities convertible into Series C Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Series C Junior Participating Preferred Stock; or

     . upon the distribution to holders of the Series C Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Series C Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights and the number of one one-thousandths of a share of Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of our common stock or a stock dividend on the shares of our common stock payable in shares of our common stock or subdivisions, consolidations or combinations of the shares of our common stock occurring, in any such case, prior to the distribution date.

     Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of our common stock. Each share of Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series C Junior Participating

Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

     In the event that we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of our common stock, and prior to their acquisition of 50% or more of the outstanding shares of our common stock, our board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of our common stock, or one one-thousandth of a share of Series C Junior Participating Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Series C Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Series C Junior Participating Preferred Stock, which may, at our election, be evidenced by scrip or depositary receipts), and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of our common stock, our board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that our board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

     The terms of the rights may be amended by our board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of 10% or 0.001% greater than the largest percentage of the outstanding shares of our common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons,

     However, from and after the time that any person becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a Wells Fargo stockholder, including, without limitation, the right to vote or to receive dividends.

     The Rights Have Anti-Takeover Effects. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board, as we may redeem the rights at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of our common stock.

     The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Series C Junior Participating Preferred Stock, is attached as an exhibit to our registration statement on Form 8-A, dated October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" on page ___ for information on how to obtain this document.


                          CERTAIN STOCKHOLDER RIGHTS

     Following is a summary of certain Wells Fargo stockholder rights under the Delaware General Corporation Law (DGCL), our restated certificate of incorporation and our bylaws. It is not a complete statement of the provisions affecting the rights of our stockholders. The summary is qualified in its entirety by reference to the DGCL, our restated certificate of incorporation and our bylaws.

Size of Board of Directors

     The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws. Under our restated certificate of incorporation, the number of directors shall be as specified in the bylaws but in no event less than three. Our bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at 19.

Cumulative Voting

     Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

     Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. Our restated certificate of incorporation does not provide for cumulative voting.

Classes of Directors

     The DGCL permits classification of a Delaware corporation's board of directors, and for staggered terms. Our board is not classified.

Qualifications of Directors

     Under the DGCL, a director need not be a resident of the state of Delaware unless the certificate of incorporation or bylaws so prescribe. Otherwise, qualifications for directors may be set forth in the certification of incorporation or bylaws. Our restated certificate of incorporation requires directors to be stockholders.

Filling Vacancies on the Board

     The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Our restated certificate of incorporation and bylaws, vacancies on our board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders.

Removal of Directors

     The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. Our board is not classified.

Nomination of Directors for Election

     Under our bylaws, nominations for our board may be made by the board or by any stockholder who complies with the notice procedures described in our bylaws. These procedures require the notice to be received by us not less than 30 nor more than 60 days prior to the meeting. However, if less than 40 days' prior public disclosure of the date of the meeting is given to stockholders, then the notice must be received no later than 10 days after the first public announcement of the meeting date.

Anti-Takeover Provisions

     The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

     Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

     . the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,

     . after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans, or

     . after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66-2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

     A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Wells Fargo has not made such an election.

Stockholder Rights Plan

     We have implemented a stockholder rights plan under which a group of persons becomes an acquiring person upon a public announcement that they have acquired or intend to acquire 15% of Wells Fargo's voting stock. This threshold can be reduced by amendment. Each share of our common stock covered by this prospectus will be issued with an attached right. See "Wells Fargo Capital Stock--Wells Fargo Rights Plan."

Stockholder Action Without a Meeting

     In accordance with Section 228 of the DGCL, our bylaws provide that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders, and provide certain procedures to be followed in such cases.

Calling Special Meetings of Stockholders

     Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of our board of directors. Holders of our common stock do not have the ability to call a special meeting of stockholders.

Submission of Stockholder Proposals

     Our bylaws provide that in order for a stockholder to bring business before the annual meeting, the stockholder must give us timely notice of the proposal. To be timely, we must receive the notice not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year's annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after the anniversary of the prior year's annual meeting, to be timely the notice must be delivered no earlier than 120 days prior to the annual meeting and no later than the later of 90 days prior to the annual meeting or 10 days after the first public announcement of the meeting date.

Notice of Stockholder Meetings

     The DGCL requires notice of stockholders' meetings to be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days prior to the date of the meeting. Our bylaws provide for written notice to stockholders of record at least 10 days prior to an annual or special meeting.

Stockholder Vote Required for Mergers

     Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, under DGCL 251(f), no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if

     . the merger agreement does not amend the certificate of incorporation of the surviving corporation,

     . each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

     . either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

Dividends

     Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. We are also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation and Supervision of Wells Fargo."

     Our bylaws provide that the stockholders have the right to receive dividends if and when declared by our board. Dividends may be paid in cash, property or shares of capital stock.

Dissenters' Appraisal Rights

     Section 262 of the DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

     .   listed on a national securities exchange,

     . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

     .   held of record by more than 2,000 stockholders

unless holders of stock are required to accept in the merger anything other than any combination of:

     . shares of stock or depository receipts of the surviving corporation in the merger

     . shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be

         .    listed on a national securities exchange,

         . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

         .    held of record by more than 2,000 holders; or

     . cash instead of fractional shares of the stock or depository receipts received.

Stockholder Preemptive Rights

     The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. Our restated certificate of incorporation does not provide for preemptive rights.

Stockholder Class Voting Rights

     The DGCL requires voting by separate classes of shares only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

Indemnification

     The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

     . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

     . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

     Our restated certificate of incorporation provides that we must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a Wells Fargo director or officer (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by our board of directors.

     Our restated certificate of incorporation also provides that we must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Our restated certificate of incorporation authorizes us to provide similar indemnification to our employees or agents.

     Pursuant to our restated certificate of incorporation, we may maintain insurance, at its expense, to protect us and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether we have has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of our restated certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Limitations on Directors' Liability

     Our restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

     . any breach of the director's duty of loyalty to Wells Fargo or its stockholders,

     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     .   payment of a dividend or approval of a stock repurchase in violation of
         Section 174 of the DGCL, or

     . any transaction from which the director derived an improper personal benefit.

     This provision protects our directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.

Amendment of Certificate of Incorporation

     Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and stockholders holding a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

     Our restated certificate of incorporation may be amended only if the proposed amendment is approved by our board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Shares of our preferred stock and preference stock currently authorized in our restated certificate of incorporation may be issued by our board of directors without amending our restated certificate of incorporation or otherwise obtaining the approval of our stockholders.

Amendment of Bylaws

     Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

     Our bylaws generally provide for amendment by a majority of our board of directors or by a majority of the outstanding stock entitled to vote thereon. However, our bylaws require the affirmative vote or consent of 80% of the common stock outstanding to amend a bylaw provision related to maintaining local directorships at subsidiaries with which we have an agreement to so maintain local directorships.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed on the New York Stock Exchange (NYSE) and the Chicago Stock Exchange under the symbol "WFC." The following table shows, for the periods indicated, the NYSE-only high and low sales prices of Wells Fargo common stock and the cash dividends paid per share. Amounts are in U.S. dollars.

                                                   Price Range
                                                   -----------
                                                                                  Dividends
                                             High              Low                  Paid
                                             ----              ---                  ----
           1999
                First Quarter                40.44            32.13                0.185
                Second Quarter               44.88            34.38                0.200
                Third Quarter                45.31            36.44                0.200
                Fourth Quarter               49.94            38.38                0.200

           2000
                First Quarter                43.75            31.00                0.220
                Second Quarter               47.75            37.31                0.220
                Third Quarter                47.13            37.38                0.220
                Fourth Quarter               56.38            39.63                0.240

           2001
                First Quarter                54.81            50.16                0.240
                Second Quarter               42.55            42.65                0.240
                Third Quarter
                   (through ________)



     The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by our board of directors in its discretion. As described in "Regulation and Supervision of Wells Fargo--Dividend Restrictions" on page ___, various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.



                                    EXPERTS

     The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   OPINIONS

     Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered an opinion as to the validity of the shares of Wells Fargo common stock offered hereby. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this document, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.



                      WHERE YOU CAN FIND MORE INFORMATION

SEC Filings

     Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") under SEC file number 1-2979. You may read and copy any reports, statements or other information filed by Wells Fargo at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Wells Fargo's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

Registration Statement

     Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the shares of common stock offered by this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Documents Incorporated by Reference

     The SEC allows Wells Fargo to "incorporate by reference" information into this prospectus. This means that Wells Fargo may disclose important information to you by referring you to another document filed separately with the SEC. Information that is incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

     This document incorporates by reference the Wells Fargo SEC documents (or portions thereof) set forth below. All of the documents were filed under SEC File No. 1-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

     . Annual Report on Form 10-K for the year ended December 31, 2000, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 2000 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2001 Annual Meeting of Stockholders;

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     . Current Reports on Form 8-K filed January 16, 2001, April 17, 2001, June 7, 2001 and July 17, 2001;

     . The description of Wells Fargo's common stock contained in Wells Fargo's Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

     . The description of Wells Fargo's preferred stock purchase rights contained in Wells Fargo's Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

     . All documents filed by Wells Fargo with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information that is different from what is contained in this prospectus. This prospectus is dated _________, 2001. You should not assume that the information contained in this prospectus is accurate as of any date other than such date, and neither the delivery to you of this prospectus nor the issuance to you of shares of common stock will create any implication to the contrary.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

     (a)   Exhibits.  See Exhibit Index.

     (b)   Financial Statement Schedules.  Not Applicable.

     (c)   Report, Opinion or Appraisal.  See Exhibits 5.1 and 8.1

Item 22. Undertakings.

     (a)   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S).230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on August 28, 2001.

                                    WELLS FARGO & COMPANY

                                    By:   /s/ Richard M. Kovacevich
                                          --------------------------------------
                                          Richard M. Kovacevich
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 28, 2001 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich                      President and Chief Executive
-------------------------------------          Officer
     Richard M. Kovacevich                     (Principal Executive Officer)


/s/ Howard I. Atkins                           Executive Vice President and
-------------------------------------          Chief Financial Officer
     Howard I. Atkins                          (Principal Financial Officer)


/s/ Les L. Quock                               Senior Vice President and
-------------------------------------          Controller
     Les L. Quock                              (Principal Accounting Officer)


LES S. BILLER          )        RICHARD D. McCORMICK    )
J. A. BLANCHARD        )        CYNTHIA H. MILLIGAN     )
MICHAEL R. BOWLIN      )        BENJAMIN F. MONTOYA     )
DAVID A. CHRISTENSEN   )        PHILIP J. QUIGLEY       )
SUSAN E. ENGEL         )        DONALD B. RICE          )
ROBERT L. JOSS         )        JUDITH M. RUNSTAD       )        A majority of
REATHA CLARK KING      )        SUSAN G. SWENSON        )        the Board of
RICHARD M. KOVACEVICH  )        MICHAEL W. WRIGHT       )        Directors*




-----------------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                             /s/ Richard M. Kovacevich
                                             ----------------------------
                                                 Richard M. Kovacevich
                                                 Attorney-in-Fact

                               INDEX TO EXHIBITS

      Exhibit
      Number                              Description
      ------                              -----------

       3.1 Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993. Certificates of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Registrant's name and increasing authorized common and preferred stock, respectively), and Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (increasing authorized common stock).

       3.2 Certificate of Change of Location of Registered Office and Change of Registered Agent, incorporated by reference to Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

       3.3 Certificate of Designations for the Registrant's ESOP Cumulative Convertible Preferred Stock, incorporated by reference to
                Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

       3.4 Certificate of Designations for the Registrant's 1995 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

       3.5 Certificate Eliminating the Certificate of Designations for the Registrant's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated November 1, 1995.

       3.6 Certificate Eliminating the Certificate of Designations for the Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 20, 1996.

       3.7 Certificate of Designations for the Registrant's 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.

       3.8 Certificate of Designations for the Registrant's 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.

       3.9 Certificate of Designations for the Registrant's 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.

      Exhibit
      Number                              Description
      ------                              -----------

       3.11     Certificate of Designations for the Registrant's
                Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H, incorporated by reference to Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

       3.12 Certificate of Designations for the Registrant's Series C Junior Participating Preferred Stock, incorporated by reference to
                Exhibit 3(l) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

       3.13 Certificate Eliminating the Certificate of Designations for the Registrant's Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

       3.14 Certificate of Designations for the Registrant's 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

       3.15 Certificate of Designations for the Registrant's 2000 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(o) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

       3.16 Certificate of Designations for the Registrant's 2001 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 17, 2001.

       3.17 By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

       4.1      See Exhibits 3.1 through 3.17.

       4.2 Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A dated October 21, 1998.

       5.1 Opinion of Stanley S. Stroup as to the validity of the shares to be issued (including consent).

      23.1      Consent of Stanley S. Stroup (included in Exhibit 5.1)

      23.2 Consent of KPMG LLP relating to the audited financial statements of Wells Fargo & Company.

      24.1      Powers of Attorney.